Execution Copy

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
BY AND AMONG
TETRA APPLIED TECHNOLOGIES, LLC
as Seller,
MARITECH RESOURCES, LLC
as the Company,
TETRA TECHNOLOGIES, INC.,
as TETRA Parent
and
ORINOCO NATURAL RESOURCES, LLC
as Buyer

DATED AS OF FEBRUARY 28, 2018

Execution Copy

Execution Copy

LIST OF SCHEDULES AND EXHIBITS
Exhibits -    A        Form of Assignment and Assumption Agreement
B        Form of Bonding Agreement

Schedules -    1.1        Seller Retained Items
3.1(e)        Litigation – The Company
3.1(f)        Good Faith Disputes
3.2(a)        Liens
6.4        Employees

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered into this 28th day of February, 2018 (the “Execution Date”), by and among TETRA Applied Technologies, LLC, a Delaware limited liability company (“Seller”); Maritech Resources, LLC, a Delaware limited liability company (the “Company”), TETRA Technologies, Inc., a Delaware corporation, solely for the purposes of Article VII hereof (“TETRA Parent”) and Orinoco Natural Resources, LLC, a Virginia limited liability company (“Buyer”). Seller, the Company and Buyer may be referred to collectively as the “Parties” or individually as a “Party.”
RECITALS:
A.Seller is the owner of all of the issued and outstanding membership interests of the Company (the “Interests”).
B.Seller desires to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Seller, on the terms and conditions set forth herein.
C.The Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to, and covenants and agreements with, Buyer.
D.Immediately prior to the execution and delivery of this Agreement, the Company and Buyer will enter into that certain Asset Purchase and Sale Agreement, dated as of the date hereof (the “APA”), providing for the sale by the Company of certain properties, rights and interests held by the Company.
E.Immediately subsequent to the execution and delivery of this Agreement, TETRA Parent, TETRA Production Testing Holding LLC, a Delaware corporation (“TETRA Holding” and, together with TETRA Parent, the “EIPA Sellers”) and Epic Offshore Specialty, LLC, a Delaware limited liability company (“Epic”) will enter into that certain Equity Interest Purchase Agreement, dated as of the date hereof (the “EIPA”), providing for the sale by the EIPA Sellers to Epic of all outstanding equity interests of TSB Offshore, Inc., a Delaware corporation (“TSB”) and the Seller.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:
Article I
DEFINITIONS AND REFERENCES
Section 1.1    Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:
“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this Agreement, “control” (and correlative terms, including “controlling” and “controlled”) means the power, whether by contract, equity ownership or otherwise, to direct the policies and management of a Person and any Person that directly or indirectly owns more than 50% of any class of voting equity interests of the Person specified shall be deemed to be an Affiliate of such Person.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Applicable Environmental Laws” mean all applicable Laws by which the Properties are bound and which are pertaining or relating to (a) the prevention, abatement, control or elimination of pollution or pollution control, (b) the protection of public health, wildlife, natural resources or the environment, and (c) the management, presence, transport, storage, disposal or release of waste materials and/or hazardous substances, including: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); (ii) the Emergency Planning and Community Right-to-Know Act of 1986, as amended; (iii) the Federal Insecticide, Fungicide & Rodenticide Act, as amended; (iv) the Federal Water Pollution Control Act, as amended; (v) the Oil Pollution Act of 1990, as amended; (vi) the Resource Conservation and Recovery Act, as amended; (vii) the Superfund Amendments and Reauthorization Act of 1986, as amended; (viii) the Hazardous Materials Transportation Act, as amended; (ix) the Safe Drinking Water Act, as amended; (x) the Toxic Substances Control Act, as amended; (xi) the Clean Air Act, as amended; (xii) the Endangered Species Act; and, with respect to each of the foregoing clauses (i) through (xii), all similar state Laws, and the rules and regulations promulgated thereunder, all as amended and supplemented.
“APA” has the meaning assigned to such term in the Recitals to this Agreement.
“Asset Taxes” means Property Taxes and all excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Properties or the production of hydrocarbons therefrom or the receipt of proceeds therefrom.
“Assignment” has the meaning assigned to such term in Section 5.2(a).
“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in Houston, Texas are authorized or required by Law to close.
“Buyer” has the meaning assigned to such term in the preamble to this Agreement.
“Buyer’s Indemnified Claim” and “Buyer’s Indemnified Claims” have the meaning assigned to such terms in Section 7.2.
“Buyer Indemnified Parties” has the meaning assigned to such term in Section 7.2.
“Cap” has the meaning assigned to such term in Section 7.5.
“Claim Notice” has the meaning assigned to such term in Section 7.4(a).
“Closing” and “Closing Date” have the meanings assigned to such terms in Section 5.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Interest Parties” has the meanings assigned to such terms in Section 11.17.
“Company” has the meaning assigned to such term in the preamble to this Agreement.
“Company’s Knowledge” and any similar phrase means, to the extent referring to periods prior to Closing, the actual knowledge of Lonnie Whitfield.
“Condition of the Properties” has the meaning assigned to such term in Section 7.1(b)(iii).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 6, 2017, by and between Buyer and Seller.
“Contract” means any lease agreements (including all oil, gas, and/or mineral leases, regardless of whether the same are expired or remain in force and effect), royalty agreements, assignments, gas purchase and sale contracts, oil purchase and sale agreements, transportation and marketing agreements, farmin and farmout agreements, operating agreements, unit agreements, production handling agreements, processing agreements, facilities or equipment leases and other contracts, agreements and rights, all to the extent used, or held for use, with respect to the ownership or operation of the Properties, or with respect to the production or treatment of hydrocarbons from, or attributable to, the Properties, but excluding any such contracts, agreements and rights where transfer of same is prohibited by third party agreement or operation of Law.
“Deductible” has the meaning assigned to such term in Section 7.5.
“Effective Date” has the meaning assigned to such term in Section 5.1.
“EIPA” has the meaning assigned to such term in the Recitals to this Agreement.
“EIPA Sellers” has the meaning assigned to such term in the Recitals to this Agreement.
“Election Period” has the meaning assigned to such term in Section 7.4(b).
“Epic” has the meaning assigned to such term in the Recitals to this Agreement.
“Execution Date” has the meaning assigned to such term in the preamble to this Agreement.
“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including: (a) in the instance of a corporation, the articles of incorporation and bylaws of such corporation; (b) in the instance of a partnership, the partnership agreement; (c) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement; and (d) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.
“Governmental Entity” means any tribal, local, municipal, national, federal, foreign, domestic or other governmental or regulatory authority, department, agency, commission, body, court or other body or entity of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or Taxing Authority or power of any nature, including any arbitrator or arbitral tribunal.
“Income Taxes” means any income, franchise and similar Taxes.
“Indemnified Party” has the meaning assigned to such term in Section 7.4(a).
“Indemnifying Party” has the meaning assigned to such term in Section 7.4(a).
“Indemnity Claim” has the meaning assigned to such term in Section 7.4(f).
“Indemnity Notice” has the meaning assigned to such term in Section 7.4(f).
“Interests” has the meaning assigned to such term in the Recitals to this Agreement.
“Law” or “Laws” means any law (including common and civil law), statute, ordinance, rule, regulation, judgment, writ, treaty, code, order, injunction, ruling, order, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
“Liabilities” means any liability (whether known or unknown, whether fixed or otherwise, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including all costs and expenses relating thereto.
“Lien” means any claim, lien, mortgage, deed of trust, security interest, pledge, charge, option, right-of-way, easement, or encroachment of any kind.
“Losses” means all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and other professional fees and expenses in connection with any action whether involving a third-party claim or any claim solely between the parties hereto), obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies.
“Party” or “Parties” has the meaning assigned to such term in the preamble to this Agreement.
“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Entity or any other entity.
“Proceeding” means any proceeding, action, claim, suit, audit, investigation or inquiry by or before any arbitrator or Governmental Entity.
“Properties” means the properties and assets of the Company, whether real or personal, tangible or intangible, owned, leased or subleased, and including, without limitation, the Contracts.
“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Purchase Price” has the meaning assigned to such term in Section 2.2.
“Routine Governmental Approvals” has the meaning assigned to such term in Section 3.1(c).
“Seller” has the meaning assigned to such term in the preamble to this Agreement.
“Seller’s Indemnified Claim” and “Seller’s Indemnified Claims” have the meanings assigned to such terms in Section 7.1.
“Seller’s Knowledge” and any similar phrase shall mean the actual knowledge of Elijio Serrano.
“Seller Retained Items” means (i) all cash, cash equivalents, short-term investments, bank deposits, investment accounts, corporate credit cards and similar items of the Company, (ii) accounts receivable and accounts payable of the Company and (iii) the additional items listed on Schedule 1.1.
“Specified Warranties” has the meaning assigned to such term in Section 3.3.
“T&K” has the meaning assigned to such term in Section 11.17.
“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed by any Taxing Authority, including taxes, levies or other like assessments on income, profits or gains, franchise, privilege, gross receipts, ad valorem, escheat, value added, customs, excise, import or export, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, environmental stamp, documentary, filing, recordation, transfer and gains taxes, levies or otherwise or other governmental taxes imposed or payable to or in any jurisdiction or country in the world, or any state or county, government or subdivision or agency thereof (any such authority a “Taxing Authority”), together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, whether disputed or not.
“Tax Allocation” shall have the meaning assigned to such term in Section 2.3.
“Tax Consideration” means the amount properly treated as consideration for U.S. federal income tax purposes in connection with the transactions contemplated by this Agreement, the APA, and the EIPA.
“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Taxing Authority” has the meaning assigned to such term in the definition of “Tax or Taxes”.
“TETRA Holding” has the meaning assigned to such term in the Recitals to this Agreement.
“TETRA Parent” has the meaning assigned to such term in the preamble to this Agreement.
“Third Party Claim” has the meaning assigned to such term in Error! Reference source not found..
“Transfer Taxes” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee (including any BOEM transfer fee), in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.
“TSB” has the meaning assigned to such term in the Recitals to this Agreement.

ARTICLE II
THE TRANSACTION
Section 2.1    The Transaction. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, assume and acquire from Seller, at the Closing, the Interests. Notwithstanding the foregoing, Seller shall cause the Company to transfer the Seller Retained Items to TETRA Parent in accordance with Section 6.3.
Section 2.2    Consideration. The consideration to be paid (the “Purchase Price”) for the Interests under this Agreement, the Properties under the APA and the Purchased Assets under the EIPA shall be:
(i)    the assumption by Buyer of the Assumed Obligations (as such term is defined in the APA) and the indemnity provided by Buyer pursuant to Article IX of the APA, and the full performance of each;
(ii)    the assumption by Buyer of the Assumed Obligations and the indemnity provided by Buyer pursuant to Article VII of this Agreement, and the full performance of each;
(iii)    the assumption by Epic of the Assumed Obligations (as such term is defined in the EIPA) and the indemnity provided by Epic pursuant to the EIPA, and the full performance of each;
(iv)     Buyer’s delivery of, and performance under, the bonds to be delivered pursuant to Section 5.3(c) of this Agreement, and
(v)     the Cash Purchase Price (as such term is defined in the EIPA) and the execution by Epic of the Note (as such term is defined in the EIPA) payable to the EIPA Sellers, and the full performance by Epic thereof as set forth in the EIPA.
Section 2.3    Allocation. Within ninety (90) days after the Closing, Buyer and Seller shall use commercially reasonable efforts to agree to the amount of the Tax Consideration and an allocation of the Tax Consideration among the seven asset classes specified in Section 1.338-6(b) of the U.S. Treasury Regulations (i.e., “Class V assets,” “Class VI assets,” “Class VII assets,” etc.) in a manner consistent with Section 1060 of the Code. If the Parties reach an agreement with respect to such allocation (as agreed, the “Tax Allocation”), (i) the Parties shall update the Tax Allocation in a manner consistent with the original Tax Allocation and Section 1060 of the Code following any adjustment to the Tax Consideration pursuant to this Agreement, (ii) the Parties shall, and shall cause their Affiliates to, report consistently with the Tax Allocation on all Tax Returns, (iii) each Party shall promptly inform the other Parties in writing of any challenge by any Taxing Authority to the Tax Allocation and consult and keep one another informed with respect to the status of such challenge and (iv) no Party shall take any position in any Tax Return that is inconsistent with the Tax Allocation unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such Tax Allocation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER
Section 3.1    Representations and Warranties of the Company. The Company hereby represents and warrants to Buyer as follows:
(a)    Organization and Qualification. The Company is duly organized and legally existing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted.
(b)    Due Authorization. The Company has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, instrument or document executed or to be executed by the Company in connection with the transactions contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other agreement, instrument or document executed or to be executed by the Company in connection with the transactions contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Company.
(c)    Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any of the Governing Documents, or of any material Contract to which the Company is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or to the Properties, except for (i) requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, (ii) approvals (“Routine Governmental Approvals”) required to be obtained from Governmental Entities, and (iii) the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements.
(d)    Valid, Binding and Enforceable. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.
(e)    Litigation. Except as set forth on Schedule 3.1(e), there are no Proceedings pending, or to the Company’s Knowledge, threatened, in which the Company is or may be a party that could be reasonably expected to adversely affect the Properties after the Effective Date (including any actions challenging or pertaining to the Company’s title to any of the Properties or claiming a violation of Applicable Environmental Laws), or to enjoin or prohibit the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.
(f)    Payment of Expenses. To the Company’s Knowledge, all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all Asset Taxes) relating to the ownership or operation of the Properties, and for which the Company has received a bill, invoice or other written request for payment have been, and are being, paid (timely, and before the same become delinquent) by the Company, except such expenses and Asset Taxes as are disputed in good faith by the Company, such disputes being set forth on Schedule 3.1(f).
(g)    No Bankruptcy. There are no bankruptcy, insolvency, reorganization or arrangement proceedings pending, being contemplated by, or to the Company’s Knowledge, threatened against the Company.
(h)    Taxes. The Company has filed all material Tax Returns and reports required to be filed by the Company in connection with its ownership and operation of the Properties, and all Taxes due with respect to such Tax Returns have been paid or accrued. There is not currently in force any agreement for extension of time for the assessment or prepayment of any Tax of or with respect to the Company other than extensions obtained in the ordinary course of business.
(i)    Governing Documents. To the Company’s Knowledge, the Company has made available to Buyer accurate and complete copies of the Governing Documents of the Company, as amended through the date hereof. Such Governing Documents accurately reflect the equity ownership of the Company.
(j)    Capital Structure. The authorized equity ownership of the Company consists solely of the Interests which are owned 100% of record and beneficially by Seller. All of the Interests of the Company were issued, and to the extent purchased or transferred, have been so issued, purchased or transferred in compliance with the Governing Documents and all applicable laws, including state and federal security laws, and any preemptive rights and any other statutory or contractual rights of Seller. No membership interests or other equity of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. Except for the Interests and the rights created by this Agreement, there are outstanding or in existence (i) no membership interests or other equity or debt securities of the Company, (ii) no securities of the Company convertible into or exchangeable for membership interests or other voting securities of the Company, (iii) no options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any membership interests or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such membership interests or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing units, securities, options, equity equivalents, interests, or rights.
(k)    Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest in any other Person.
(l)    No Violation of Laws. To Seller’s Knowledge, there has been no violation of any applicable Laws with respect to the ownership or operation of the Properties. There are no outstanding suspensions of operations or suspension of production pertaining to the Properties that are awaiting approval by a Governmental Entity. Except as set forth on Schedule 3.1(e), there are no unresolved incidents of non-compliance issued by any Governmental Entity with respect to any Properties or any other disputes involving regulatory issues with a Governmental Entity.
Section 3.2    Representations of Seller. Seller represents to Buyer that:
(a)    Title to the Interests. Seller is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby, Buyer will acquire good and valid title to, the Interests, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates, (ii) restrictions on transfer that may be imposed by federal or state securities laws, or (iii) restrictions on transfer in the Governing Documents of the Company or that are waived or cancelled as of the Closing. The Interests are free and clear from any and all Liens and other encumbrances, except for those Liens and encumbrances set forth on Schedule 3.2(a), which will be released at Closing.
(b)    Organization and Qualification. Seller is duly organized and legally existing under the Laws of the state in which it was formed.
(c)    Due Authorization. Seller has full power and authority to execute and deliver this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller.
(d)    No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will (i) violate any material provision of the Contracts or the Governing Documents of Seller, (ii) result in any default under any of the Contracts or under any material agreement or instrument to which Seller is a party or (iii) violate any Law binding upon Seller, except for (A) requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, (B)  Routine Governmental Approvals which are customarily obtained post-closing, and (C) the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements.
(e)    Valid, Binding and Enforceable. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.
(f)    Litigation. There are no Proceedings pending or, to Seller’s Knowledge, threatened, in which Seller is or may be a party and which could be reasonably expected to enjoin or prohibit the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.
Section 3.3    DISCLAIMERS. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER CONTAINED IN SECTION 3.1 AND SECTION 3.2 ABOVE (COLLECTIVELY, THE “SPECIFIED WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SPECIFIED WARRANTIES, THE INTERESTS SHALL BE CONVEYED PURSUANT HERETO WITHOUT (a) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (i) TITLE TO THE PROPERTIES OR THE INTERESTS, OR THE CONDITION, QUANTITY, QUALITY OF THE PROPERTIES, (ii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (iii) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, (iv) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, (v) THE STATUS OF THE PROPERTIES WITH RESPECT TO COMPLIANCE WITH APPLICABLE ENVIRONMENTAL LAWS, OR (vi) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, THE COMPANY OR BY THEIR RESPECTIVE AGENTS OR REPRESENTATIVES, OR (b) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE OR RELEASE OF HAZARDOUS MATERIAL, INCLUDING HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS. EXCEPT FOR THE SPECIFIED WARRANTIES, SELLER AND THE COMPANY FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE PROPERTIES AND THE INTERESTS, INCLUDING, WITHOUT LIMITATION, THE EQUIPMENT COMPRISING PART OF THE PROPERTIES, IN THEIR PRESENT STATUS, AND CONDITION, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 3.4    Disclosures. The matters set forth on the exhibits referred to in Section 3.1 and Section 3.2 are not necessarily matters that Seller or the Company is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.
ARTICLE IV
REPRESENTATIONS OF BUYER
Section 4.1    Representations of Buyer. Buyer represents to Seller that:
(a)    Organization and Qualification. Buyer is duly organized and legally existing and in good standing under the Laws of the State of Virginia and is qualified to do business and in good standing where the Law requires Buyer to so qualify with respect to the acquisition of the Interests. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse impact on Buyer’s ability to consummate the transactions contemplated hereby.
(b)    Due Authorization. Buyer has full power and authority to execute and deliver this Agreement and each other agreement, instrument or document executed or to be executed by Buyer in connection with the transactions contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other agreement, instrument or document executed or to be executed by Buyer in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer.
(c)    Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, conflict with or result in a breach of any provisions of the organizational or other Governing Documents of Buyer, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, except for requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, consents required to be obtained under Routine Governmental Approvals.
(d)    Valid, Binding and Enforceable. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.
(e)    No Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
(f)    No Distribution. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and is acquiring the Interests for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any applicable state blue sky Laws or other applicable securities Laws, rules or regulations.
(g)    Knowledge and Experience. Buyer has, and had prior to negotiations regarding the Interests, such knowledge and experience in the ownership and operation of oil and gas properties, investments in securities, and financial and business matters as to be able to evaluate the merits and risks of an investment in the Interests. Buyer is able to bear the risks of an investment in the Interests and understands risks of, and other considerations relating to, a purchase of the Interests.
(h)    Opportunity to Verify Information. As of the Closing, Buyer has, and Buyer’s agents and representatives have, been afforded the opportunity to ask questions of the Seller (or a Person or Persons acting on its behalf) concerning the Properties and the Interests, and Buyer and/or such agents and representatives have been furnished with materials relating to the Properties and the Interests requested by them under this Agreement. Buyer has made its own independent investigation of the Properties and the Interests to the extent necessary to evaluate the Properties and the Interests. At Closing, Buyer shall be deemed to have knowledge of all facts contained in all materials, documents and other information which Buyer has been furnished or to which Buyer has been given access.
(i)    Merits and Risks of an Investment in the Interests. Buyer understands and acknowledges that: (i) an investment in the Interests involves certain risks; (ii) the Interests have not been registered under applicable federal and state securities laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, absent registration under applicable federal and state securities laws or pursuant to an exemption from registration under applicable federal and state securities laws, and (iii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Interests or made any finding or determination as to the fairness of an investment in the Interests or the accuracy or adequacy of the disclosures made to Buyer.
(j)    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Buyer, threatened against Buyer.
(k)    Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller or the Company shall incur any liability.
(l)    Knowledge of Breach. The Buyer has no knowledge of any breach by Seller of its representations and warranties contained in this Agreement.
ARTICLE V
CLOSING
Section 5.1    Closing. Subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 (or waiver thereof by the Party entitled to waive that conditions), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller at 24955 I-45 North, The Woodlands, Texas 77380, within two (2) business days after satisfaction or waiver of all of the closing conditions set forth in Article VIII hereof (other than those required to be satisfied at the Closing, but subject to the satisfaction thereof) or on such other date or at such other location as is mutually agreeable to Buyer and Seller (such date being the “Closing Date”). The Parties intend that the Closing with respect to this Agreement shall be deemed effective as of 12:02 a.m., Houston, Texas time and immediately following the consummation of the transactions contemplated under the APA and immediately prior to the consummation of the transactions contemplated under the EIPA (the “Effective Time”).
Section 5.2    Seller’s Closing Obligations. At the Closing,
(a)    Consents. Seller shall deliver to the Buyer copies of the resolutions of the Seller’s sole member approving the execution of this Agreement and any other documents required for the consummation of the transactions contemplated hereunder.
(b)    Assignment of Interests. Seller shall deliver to the Buyer a duly and validly executed assignment agreement in the form attached hereto as Exhibit A transferring all of the Interests.
(c)    FIRPTA Certificate. Seller (or the Person characterized as the transferor for purposes of Section 1445 of the Code, if the Seller is classified as a disregarded entity) shall provide to Buyer a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder.
(d)    Resignation of Officers and Directors. Seller shall deliver to the Buyer (a) evidence of the resignations of the respective limited liability company managers, directors and officers of the Company, such resignations to be effective immediately upon consummation of the transactions contemplated by this Agreement and (b) releases whereby the respective limited liability company managers, directors and officers of the Company release the Company from any and all claims of such individuals against the Company, and the Company releases such individuals from any and all claims of the Company against such individuals.
(e)    Release of Liens. Seller shall deliver original, executed and acknowledged releases, in recordable form, of the liens described on Schedule 3.2(a).
(f)    Officer’s Certificate. Seller shall deliver to Buyer a certificate dated the Closing Date, certifying the statements set forth in Section 8.1(a), Section 8.1(b) and Section 8.1(c) are true and correct.
Section 5.3    Buyer’s Closing Obligations. At the Closing,
(a)    Consents. Buyer shall cause to be delivered to the Seller copies of the resolutions of the Buyer’s sole member approving the execution of this Agreement and any other documents required for the consummation of the transactions contemplated hereunder.
(b)    Assignment of Interests. Buyer shall deliver to the Seller a duly and validly executed assignment agreement in the form attached hereto as Exhibit A transferring all of the Interests.
(c)    Bonds. Buyer shall deliver to the Seller the bonds as required under the bonding agreement attached hereto as Exhibit B.
(d)    Officer’s Certificate. Buyer shall deliver to Seller a certificate dated the Closing Date, certifying the statements set forth in Section 8.2(a) and Section 8.2(b) are true and correct.
ARTICLE VI
COVENANTS
Section 6.1    Books and Records.
(a)    At or promptly after the Closing, Seller shall deliver to Buyer all books and records of the Company that are in Seller’s control, including original minute books and other corporate books and records and accounts, all of the Company’s rights of way easements, rights of way option agreements, files, assignments, operating records and agreements, engineering records, financial and accounting records (but not including general financial accounting or tax accounting records), and other similar files and records which directly relate to the Properties. Buyer agrees that Seller may retain copies of all files transferred to Buyer pursuant to this Section 6.1. Notwithstanding anything in this Agreement to the contrary, Seller may retain, and is under no obligation to transfer to Buyer, any agreements or correspondence between Seller and any third party relating to the transactions contemplated by this Agreement or the APA.
(b)    Unless otherwise consented to in writing by TETRA Parent, Buyer shall not, and shall cause its Affiliates not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the Books and Records without first offering in writing to surrender to TETRA Parent such Books and Records or any portion thereof which Buyer or its Affiliates may intend to destroy or dispose of.
Section 6.2    Removal of Name. As promptly as reasonably possible, but in any case within thirty (30) days after the Closing Date, Buyer shall remove the name of Seller and any variants thereof from the Properties and the Company.
Section 6.3    Conduct of Business Pending Closing. Prior to the Closing, except (i) as required by applicable Law or GAAP, (ii) as otherwise expressly contemplated or required by this Agreement or (iii) with the prior written consent of Buyer, the Sellers shall cause the Company to conduct its business in the ordinary course of business in all material respects; provided that the Seller shall cause the Company to transfer the Seller Retained Items to TETRA Parent.
Section 6.4    Employees. Buyer will give offers of employment (on an “at will” basis) to each employee identified on Schedule 6.4 which offer shall provide for employment with compensation and benefits that are substantially comparable in the aggregate to those in effect immediately prior to the date of this Agreement as previously disclosed to Buyer. Seller agrees to reasonably cooperate with Buyer in connection with its offer to hire such employees listed on Schedule 6.4, and will not take any actions reasonably anticipated to prevent employment of such employees by Buyer.
Section 6.5    Bonding Agreement. Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Buyer a counterpart of the Bonding Agreement in the form attached hereto as Exhibit B duly executed by Seller, and Buyer shall execute and deliver to Seller a counterpart of the Bonding Agreement duly executed by Buyer.

ARTICLE VII
ASSUMPTION AND INDEMNIFICATION
Section 7.1    Assumption and Indemnification By Buyer.
(a)    From and after the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all duties, obligations and liabilities (including with respect to Taxes as set forth in Article X) of the Company or arising under the Company’s limited liability company agreement or relating to the subject matter thereof, or otherwise under any theory of law, whether arising before, on or after the Closing Date (the “Assumed Obligations”). For the avoidance of doubt, the Assumed Obligations shall not include any matter for which the Buyer would be entitled to indemnification under Section 7.2.
(b)    From and after the Closing, Buyer shall indemnify, defend and hold Seller (and its partners, members, and all their affiliates, including TETRA Parent, and all their respective directors, officers, employees, attorneys, contractors and agents) (collectively, “Seller Indemnified Parties”) harmless from and against any and all Losses (individually a “Seller’s Indemnified Claim” and collectively “Seller’s Indemnified Claims”) arising out of:
(i)    Buyer’s breach of any of Buyer’s covenants or agreements contained in this Agreement;
(ii)    the ownership of the Properties regardless of whether the same accrued or otherwise arose before, on or after the Closing;
(iii)    the condition (“Condition of the Properties”) of the Properties on the Closing Date (including all obligations to properly plug and abandon, or re-plug and re-abandon, wells, to remove platforms and pipelines, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, Applicable Environmental Laws, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Closing Date; or
(iv)    the Assumed Obligations.
Section 7.2    Indemnification By TETRA Parent. From and after Closing, TETRA Parent shall indemnify, defend and hold Buyer (and its partners, members, and all their affiliates, and all their respective directors, officers, employees, attorneys, contractors and agents) (collectively, “Buyer Indemnified Parties”) harmless from and against any and all Losses (individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) arising out of:
(a)    The breach of any of the representations and warranties of the Seller or the Company set forth in Section 3.1 and Section 3.2;
(b)    The Proceedings set forth on Schedule 3.1(e) and any personal injury claim brought against the Company after the Closing Date that is attributed to the time period before the Closing Date;
(c)    Liabilities for Taxes of Seller and/or the Company and its business arising from or otherwise related to the ownership, management or operation of the Company prior to the Closing Date;
(d)    The Seller Retained Items; and
(e)    Any incidents of non-compliance issued after the Closing Date by any Governmental Entity with respect to any Properties which incidents of non-compliance are solely attributable to an action or inaction by the Company occurring before the Closing Date (and, for the avoidance of doubt, do not relate to the asset retirement obligations of the Company).
THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE) OF ANY SELLER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 7.3    Survival of Provisions. All representations and warranties other than Section 3.2(a) contained in this Agreement or in any Exhibit or Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, and the right to commence any claim with respect thereto, shall terminate and cease to be of further force and effect as of the date which is twelve (12) months following the Closing Date. The representations and warranties set forth in Section 3.2(a) shall survive indefinitely. Notwithstanding the foregoing, any covenant, agreement, representation, warranty or other matter in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.3, if notice of the inaccuracy or breach thereof or other matter giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 7.4    Indemnification Procedures. The obligations of TETRA Parent to indemnify the Buyer Indemnified Parties under Section 7.2 with respect to Losses incurred the by Buyer Indemnified Parties, and the obligations of Buyer to indemnify the Seller Indemnified Parties under Section 7.1 with respect to Losses incurred by the Seller Indemnified Parties, in either case arising out of or resulting from the assertion of liability or any Legal Proceeding by third parties who are not Affiliated with a Party to this Agreement (each, as the case may be, a “Third-Party Claim”), will be subject to the terms and conditions of the following clauses (a) through (e):
(a)    A party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly after receiving written notice of any Third-Party Claim, but in no event later than thirty (30) days thereafter, transmit to the party or parties from whom indemnification is sought under this Agreement (the “Indemnifying Party”) a written notice of the Third-Party Claim (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, attaching a copy of all papers served to such Indemnified Party with respect to such Third-Party Claim (if any), setting forth a reasonable estimate of the amount of Losses attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Losses arising from or relating to such Third-Party Claim), and describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement. Any failure or delay to provide such Claim Notice within such specified time period shall not release or relieve the Indemnifying Party from its liability under this Article VII or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is prejudiced by such failure or delay.
(b)    Within twenty (20) days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VII with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at its sole cost and expense and in accordance with Section 7.4(c), to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party does not notify the Indemnified Party within such Election Period that the Indemnifying Party disputes its potential liability with respect to such Third-Party Claim, any liability with respect to such Third-Party Claim shall be deemed a disputed liability of the Indemnifying Party hereunder.
(c)    Subject to Section 7.4(d), if the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of such Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings with counsel of its choosing (but reasonably satisfactory to the Indemnified Party); provided, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any compromise or settlement of such Third-Party Claim, which consent shall not be unreasonably withheld; provided further, that no such consent shall be required for any such compromise or settlement that: (A) is exclusively monetary and will be paid in full by the Indemnifying Party (rather than the Indemnified Party); (B) does not contain an admission of liability on the part of any Indemnified Party; and (C) unconditionally and fully releases the Indemnified Party with respect to such Third Party Claim. If reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest in good faith pursuant to this Section 7.4(c), including by providing the Indemnifying Party with reasonable access during normal business hours of the Indemnified Party to books, records and personnel of the Indemnified Party (but only to the extent relevant to such Third-Party Claim), and in making any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 7.4(c), and to retain counsel of the Indemnified Party’s own choice in connection with such participation, and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
(d)    If within the Election Period the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VII with respect to such Third-Party Claim, or by the Indemnifying Party’s failure to respond, the Indemnifying Party is deemed to dispute its potential liability, and if such dispute is finally and conclusively resolved by a court of competent jurisdiction in favor of the Indemnified Party, the Indemnifying Party shall be required to bear the costs and expenses of the Indemnified Party’s defense of such Third-Party Claim pursuant to this Section 7.4(d).
(e)    The non-controlling party in the defense of a Third-Party Claim shall have the right to consult with the party controlling such defense, and the controlling party shall facilitate such consultation, with respect to the conduct, status, developments and results of the defense of such Third-Party Claim and the controlling party’s strategy for addressing the matters that are the basis of such Third-Party Claim.
(f)    In the event any Indemnified Party should have a claim for indemnification hereunder against any Indemnifying Party that does not involve a Third-Party Claim (an “Indemnity Claim”), the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice of such Indemnity Claim (an “Indemnity Notice”) describing in reasonable detail the nature of the Indemnity Claim, and setting forth a reasonable estimate of the amount of Losses attributable to such Indemnity Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Losses arising from or relating to such Indemnity Claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Any failure or delay to provide such Indemnity Notice shall not release or relieve the Indemnifying Party from its liability under this Article VII or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is actually prejudiced by such failure or delay.
(g)    Within twenty (20) days after receipt of any Indemnity Notice, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VII with respect to such Indemnity Claim. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Indemnity Claim, any liability with respect to such Indemnity Claim shall be deemed a disputed liability of the Indemnifying Party hereunder.
Section 7.5    Limitations.
(a)    No indemnity shall be payable to the Buyer Indemnified Parties under Section 7.2 with respect to any claim, unless and until the aggregate of all Losses related thereto due from TETRA Parent exceeds $500,000 (the “Deductible”), in which event all Losses so due in excess of the Deductible shall be paid in the aggregate by TETRA Parent; provided, that the aggregate amount payable by TETRA Parent for all Losses arising under Section 7.2 with respect to any claim shall not exceed $2,000,000 (the “Cap”).
(b)    Notwithstanding anything to the contrary contained in this Agreement, neither the Deductible nor the Cap shall apply to Losses of the Buyer Indemnified Parties arising out of (i) claims for any breach of any representation or warranty in Section 3.2(a) or (ii) the matters described in Section 7.2(b) or Section 7.2(d).
(c)    If prior to Closing, Buyer has knowledge of any inaccuracy or breach of any of the representations and warranties of Seller set forth herein and nonetheless proceeds with and consummates the Closing, then Buyer shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Agreement.
Section 7.6    Mitigation. Each Indemnified Party shall, and is obligated to, take all reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder.
Section 7.7    No Duplication. Any Losses giving rise to liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts actually recovered from third parties, including amounts actually recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts, including any deductibles, co-payments or other reasonable and documented costs and expenses (including attorneys’ fees and other costs of collection) resulting from the related claims under applicable insurance policies. Any Indemnified Party having a claim under these indemnification provisions shall make a good-faith effort to recover all losses, costs, damages and expenses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of any Losses hereunder; provided, that actual recovery of any insurance shall not be a condition to the Indemnifying Party’s obligation to make indemnification payments to the Indemnified Party in accordance with the terms of this Agreement. If the Indemnifying Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for a Loss, after an indemnification payment by the Indemnifying Party has been made for such Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment up to the amount so received or realized by the Indemnified Party, net of any costs to recover such amounts, including any deductibles, co-payments or other reasonable and documented costs and expenses (including attorneys’ fees and other costs of collection) resulting from the related claims under applicable insurance policies.

ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):
(a)(i) the representations and warranties of the Company set forth in Section 3.1(a) (Organization and Qualification), Section 3.1(b) (Due Authorization) and Section 3.1(j) (Capitalization) shall be true and correct in all respects, (ii) the representations and warranties of Company set forth in this Agreement (other than Section 3.1(a), Section 3.1(b) and Section 3.1(j)) that are qualified by materiality (whether by reference to the terms “material” or any threshold amount or otherwise) shall be true and correct in all respects, and (iii) the representations and warranties of the Company that are not so qualified by materiality (other than Section 3.1(a), Section 3.1(b) and Section 3.1(j)) shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date or period, which shall be true and correct only as of such specified date or period);
(b)(i) the representations and warranties of the Seller set forth in Section 3.2(a) (Title to the Interests), Section 3.2(b) (Organization and Qualification) and Section 3.2(c) (Due Authorization) shall be true and correct in all respects, (ii) the representations and warranties of Company set forth in this Agreement (other than Section 3.2(a), Section 3.2(b) and Section 3.2(c)) that are qualified by materiality (whether by reference to the terms “material” or any threshold amount or otherwise) shall be true and correct in all respects, and (iii) the representations and warranties of the Company that are not so qualified by materiality (other than Section 3.2(a), Section 3.2(b) and Section 3.2(c)) shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date or period, which shall be true and correct only as of such specified date or period);
(c)Company and Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Seller and Company, respectively, prior to the Closing Date;
(d)Seller shall have obtained a consent to the transactions contemplated by this Agreement and a release of the Liens set forth on Schedule 3.2(a); and
(e)the transactions contemplated by the APA shall have been consummated.
Section 8.2    Conditions Precedent to Obligations of Seller and the Company. The obligation of each of the Seller and the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller and the Company in whole or in part to the extent permitted by applicable Law):
(a)(i) the representations and warranties of Buyer set forth in Section 4.1(a) (Organization and Qualification) and Section 4.1(b) (Due Authorization) shall be true and correct in all respects, (ii) the representations and warranties of Buyer set forth in this Agreement (other than Section 4.1(a) and Section 4.1(b)) that are qualified by materiality (whether by reference to the terms “material” or any threshold amount or otherwise) shall be true and correct in all respects, and (iii) the representations and warranties of Buyer that are not so qualified by materiality (other than Section 4.1(a) and Section 4.1(b)) shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date or period, which shall be true and correct only as of such specified date or period);
(b)Buyer shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to the Closing Date;
(c)the delivery by Buyer of the bonds in accordance with Section 5.3(c); and
(d)the transactions contemplated by the APA shall have been consummated.
Section 8.3    Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
Section 8.4    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
(a)At the election of Seller or Buyer on or after March 30, 2018 (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that the terminating Party is not in material default of any of its obligations hereunder;
(b)by mutual written consent of Seller and Buyer; or
(c)by Seller or Buyer if there shall be in effect a final nonappealable order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.
Section 8.5    Procedure Upon Termination. In the event of termination and abandonment of the transactions contemplated hereby by Buyer or Sellers, or both, pursuant to Section 8.4, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Interests hereunder shall be abandoned, without further action by any Party.
Section 8.6    Effect of Termination.
(a)    In the event that this Agreement is terminated in accordance with Section 8.4, then each of the Parties shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Sellers; provided, that (i) no such termination shall relieve any Party from liability for any breach of this Agreement and (ii) the obligations of the Parties set forth in Article X hereof shall survive any such termination and shall be enforceable hereunder.
(b)    Nothing in this Section 8.6 shall relieve Buyer or Sellers of any liability for a breach of this Agreement prior to the date of termination and the non breaching Party’s right to pursue all legal and equitable remedies will survive such termination. The damages recoverable by the non breaching Party shall include all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby. Nothing in this Section 8.6 shall be deemed to limit the rights of the Parties contained in Section 11.12.
ARTICLE IX
NOTICES
Section 9.1    Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt mail (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer: Orinoco Natural Resources, LLC 192 Summerfield Court, Suite 203 Roanoke, VA 24019 Attention: Thomas M. Clarke Telephone: (540) 595-3908	If to Seller: TETRA Technologies, Inc. 24955 I-45 North The Woodlands, Texas 77478 Attention: Bass C. Wallace Telephone: (281) 364-2241
or such other post office address within the continental limits of the United States as a Party may designate for itself by giving notice to the other Party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address as provided above. Notices given by facsimile or electronic mail, if receipt is confirmed by the transmitting device, shall be effective upon actual receipt of received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after recipient’s normal business hours.
ARTICLE X
TAX MATTERS
Section 10.1    Asset Taxes. Seller shall cause the Company to file with the appropriate Governmental Entities all applicable Tax Returns for Asset Taxes related to the Properties or otherwise with respect to the business of the Company which are required to be filed by Seller on or before the Closing Date and shall pay any Taxes reflected thereon as due and owing. Buyer shall file all other Tax Returns for the Company and shall timely pay any Taxes reflected thereon as due and owing and indemnify and hold Seller harmless with respect to same. Each Party shall be responsible for its own Income Taxes; provided that Buyer shall indemnify Seller for any Income Taxes imposed on Seller arising in connection with Buyer’s breach of the covenants set forth in Section 2.3.
Section 10.2    Transfer Fees and Taxes. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Properties to Buyer shall be borne by Buyer. Any and all Transfer Taxes shall be borne by Buyer, provided that Seller shall pay or cause to be paid to the applicable Governmental Entities any Transfer Taxes that it is required by Law to collect and remit. Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within thirty (30) days of Seller's written demand therefor. If Seller (not Buyer) is required by applicable Law to appeal or protest the assessment of Transfer Taxes, the appeal or protest of such proposed assessment shall be treated as an item for which Seller is entitled to indemnification and if Buyer provides a written request and instructs Seller to do so, Seller shall prosecute the protest or appeal; in such event Buyer shall pay all out-of-pocket expenses of Seller (including attorneys’ fees) incurred by Seller in connection with such appeal or protest. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 10.3    Tax Returns.
(a)    Without limiting anything in Section 2.3 to the contrary, the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Properties or the business of the Company. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties and the business of the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Entity.
(b)    Seller shall have the right to, and Buyer shall take all actions necessary or advisable to allow and permit Seller to, control the conduct, defense, and settlement of any Tax proceeding related to Taxes that are allocated to the Seller under this Agreement. If Seller elects not to control the conduct or defense of such Tax proceeding, Buyer shall control the conduct and defense of such proceeding, provided that Buyer shall not settle or compromise any such proceeding without Seller’s prior written consent.
ARTICLE XI
MISCELLANEOUS MATTERS
Section 11.1    Further Assurances. After the Closing, Seller and Buyer shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Interests to Buyer and to otherwise satisfy the intent of this Agreement.
Section 11.2    Waiver of Consumer Rights. Buyer hereby waives its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a Law that gives consumers special rights and protections, and any similar Law in any other state to the extent such Act or similar Law would otherwise apply. After consultation with an attorney of Buyer’s own selection, Buyer voluntarily consents to this waiver. To evidence Buyer’s ability to grant such waiver, Buyer represents to Seller that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby, (c) is not in a significantly disparate bargaining position, and (d) has consulted with, and is represented by, an attorney of Buyer’s own selection in connection with this transaction, and such attorney was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.
Section 11.3    Parties Bear Own Expenses/No Special Damages. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECEIVE FROM THE OTHER ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, PROVIDED THAT ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY (EXCEPT AN AFFILIATE OF THE INDEMNIFIED PARTY) SHALL BE RECOVERABLE BY A PARTY TO THE EXTENT THAT SUCH PARTY IS ENTITLED TO INDEMNIFICATION FOR THE MATTER IN WHICH SUCH DAMAGES ARE RECOVERED.
Section 11.4    Entire Agreement. This Agreement, the EIPA, and the APA, as well as all documents and instruments required to be delivered hereunder and thereunder, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and collectively supersede all prior written and oral agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter.
Section 11.5    Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.
Section 11.6    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.
Section 11.7    Jurisdiction; Waiver of Jury Trial.
(a)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY TEXAS STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.
(b)    EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.7.
Section 11.8    Time of Essence. Time is of the essence in this Agreement.
Section 11.9    Assignment. Neither the Buyer or the Seller shall have the right to assign this Agreement without the prior written consent of the other Party. Notwithstanding anything in the preceding sentence to the contrary, Buyer shall have the right to assign this Agreement to its designated Affiliate upon identification to Seller of such designee.
Section 11.10    Successors and Assigns. Subject to the limitation on assignment contained in Section 11.9 above, this Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 11.11    Counterpart Execution, Fax Execution. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each Party hereto execute the same counterpart so long as identical counterparts are executed by each such Party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.
Section 11.12    Specific Performance. Each Party acknowledges and agrees that if any of the provisions of this Agreement were not performed in accordance with their specific terms, it would cause irreparable damage to the other Party hereto for which no adequate remedy at Law would exist. Therefore, the obligations of each Party under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, including to prevent breaches of this Agreement, and this right shall include the right of the Parties to cause the transactions contemplated hereby to be consummated in each case without posting a bond or undertaking. Each Party hereto waives the defense in any action for specific performance, that a remedy at Law would be adequate. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.
Section 11.13    References, Titles and Construction.
(a)    All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
(b)    Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.
(c)    The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
(d)    Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.
(e)    Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.
(f)    Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments, or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.
(g)    The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
Section 11.14    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision.
Section 11.15    Confidentiality. From and after the Closing, Buyer shall keep all information and data not relating to the Properties or the Interests that Buyer may have obtained during its due diligence in strict confidence and shall not disclose such information to any Person except to their attorneys, and to the extent such disclosure is required by applicable law (including legal process, such as subpoenas) or regulations or the applicable rules of any stock exchange. The obligations set forth in this Section 11.15 shall not apply to any information that (a) is already known to or in the possession of the Buyer or its representatives as of the date of disclosure, (b) is already in possession of the public or becomes available to the public other than through the act or omission of the Buyer or its representatives, (c) is acquired independently from a third party that represents, after reasonable inquiry, that is has the right to disseminate such information at the time it is acquired by the Buyer or its representatives, or (d) is ordered to be produced to a court or pursuant to a court order.
Section 11.16    Agreement for Parties’ Benefit Only. This Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder except as expressly provided in Article VII, and no Person other than the Parties hereto is entitled to rely on any representation, covenant, or agreement contained herein.
Section 11.17    Waiver of Conflicts Regarding RepresentationRecognizing that Thompson & Knight LLP (“T&K”) has acted as legal counsel to Seller, Company and certain of their Affiliates prior to the Closing, and that T&K may act as legal counsel to Seller and certain of its Affiliates after the Closing, the Buyer, on behalf of itself and the Company, hereby expressly waive any current or future conflicts that may arise in connection with T&K representing Seller or any of its Affiliates after the Closing with respect to the transactions contemplated by this Agreement.
Section 11.18    Attorney-Client Privilege. Each of the Parties also agrees that Seller has a reasonable expectation of privacy and privilege with respect to its communications (in all forms) with T&K prior to the Closing to the extent such communications concern this Agreement, the APA, and/or the EIPA, and the agreements and documents delivered hereunder and thereunder and the transactions contemplated hereby and thereby. Each of the Parties likewise agrees that third parties and their counsel with a common legal interest with Seller also have a reasonable expectation of privacy and privilege with respect to their communications prior to the Closing (“Common Interest Parties”). At and after the Closing, the attorney-client privilege of the Company with T&K with respect to such matters, and the Common Interest Parties with their counsel shall be deemed to be the right of Seller or the Common Interest Party respectively, and not that of the Company, and may be waived only by Seller or Common Interest Party as to their respective communications. Absent the consent of Seller, the Common Interest Party, or except as required to comply with any Law or other regulatory requirement applicable to Buyer or its Affiliates, neither Buyer nor the Company shall have a right to access attorney-client privileged material of the Company with respect to this Agreement and the other documents contemplated herein and the transactions contemplated hereby and thereby following the Closing. Notwithstanding the foregoing, (a) nothing herein shall be construed as a waiver by the Company of the attorney-client privilege or the obligations of confidentiality owed by T&K to the Company with respect to matters not regarding this Agreement and the other agreements and documents delivered hereunder and the transactions contemplated hereby and thereby, (b) in the event that a dispute arises between Buyer or the Company and a third Person other than a Party to this Agreement after the Closing, (i) the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by T&K to such third Person and (ii) to the extent any such privilege or client confidence is required to be waived or otherwise required to be released by any Governmental Entity, under law or pursuant to any orders, decrees, writs, injunctions, judgments, stipulations, determinations or awards entered by or with any Governmental Entity, none of the Company, Buyer or their Affiliates shall be in breach or violation of any provision of this Agreement or any document or agreement delivered hereunder for providing information, documents, communications or client confidences to any Governmental Entity in response to, and subject to the requirement limitation in, the foregoing.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto on the date set forth above.

THE COMPANY:

MARITECH RESOURCES, LLC

By:	/s/ Stuart M. Brightman
Name:	Stuart M. Brightman
Title:	President

SELLER:

TETRA APPLIED TECHNOLOGIES, LLC

By:	/s/ Peter J. Pintar
Name:	Peter J. Pintar
Title:	President

TETRA PARENT:

TETRA TECHNOLOGIES, INC., solely for the
purposes of Article VII hereof

By:	/s/ Stuart M. Brightman
Name:	Stuart M. Brightman
Title:	Chief Executive Officer

BUYER:

ORINOCO NATURAL RESOURCES, LLC

By:	/s/ Thomas M. Clarke
Name:	Thomas M. Clarke
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase and Sale Agreement]